UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒		Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a‑12
EASTERLY GOVERNMENT PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 8, 2018

Dear Stockholder:

You are invited to attend the 2018 annual meeting of stockholders of Easterly Government Properties, Inc., a Maryland corporation, which will be held on Tuesday, May 8, 2018, at 1:00 p.m., Eastern Time, at 2101 L Street NW, Suite 650, Washington, D.C. 20037. The annual meeting will be held for the following purposes:

1.

To elect the seven director nominees named in the accompanying proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers, as described in the accompanying proxy statement;
3.	To hold a non-binding advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers; and
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on April 6, 2018 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.  The proxy statement and proxy card are being mailed to you on or about April 9, 2018.

By Order of our Board of Directors,

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.
April 9, 2018

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card or authorize your proxy by telephone or the Internet. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 8, 2018.  The Proxy Statement and our 2017 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2018

(i)

(ii)

EASTERLY GOVERNMENT PROPERTIES, INC.
2101 L Street NW, Suite 650
Washington, D.C. 20037

PROXY STATEMENT

FOR OUR 2018 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 8, 2018

We are sending these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors, or the Board, of Easterly Government Properties, Inc., a Maryland corporation, for use at our 2018 annual meeting of stockholders to be held on Tuesday, May 8, 2018, at 1:00 p.m., Eastern Time, at 2101 L Street NW, Suite 650, Washington, D.C. 20037, or at any postponement or adjournment of the annual meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Easterly Government Properties, Inc., unless the context otherwise requires.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on April 6, 2018, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.  If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date.  Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•

Proposal 1:  the election of the seven director nominees named in this proxy statement to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•	Proposal 3: the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years; and
•	Proposal 4: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting.  As of the record date, there were 45,621,506 shares outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

In respect of Proposal 1, a director nominee is elected if he or she receives a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present.  This means that the seven director nominees will be elected if they receive more votes than any other person at the meeting. If you vote to “Withhold” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting. With respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for approval of each of Proposals 2, 3 and 4.  In respect of Proposals 2, 3 and 4, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the votes for this proposal.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.  Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

Voting in Person at the Annual Meeting.  If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, and attend the annual meeting, you may vote in person at the annual meeting.  If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy.  If your shares are registered directly in your name with our transfer agent, the proxy materials were mailed directly to you by us. In that case, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

Vote online.  You can access proxy materials and vote at www.viewproxy.com/easterlygvtprop/2018. To vote online, you must have the stockholder identification number provided in the enclosed proxy card.

Vote by telephone.  You also have the option to vote by telephone by following the “Vote by Phone” instructions on the enclosed proxy card.

Vote by regular mail.  If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you properly marked, signed, dated and returned the proxy card mailed to you, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the nominees for the directors named in this proxy statement, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement, for every “one year” in respect of the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years, and “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder proposals or nominations were received on a timely basis, no such matters will be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•

FOR Proposal 1: the election of each of Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead as directors to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement;
•

FOR EVERY 1 YEAR (“1 YEAR” on the proxy card) in respect of Proposal 3: the recommendation, on a non-binding advisory basis, of whether an advisory vote on executive compensation should be held every one, two or three years; and

•	FOR Proposal 4: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What other information should I review before voting?

Our 2017 Annual Report to Stockholders, or our annual report, including our Annual Report on Form 10-K, which contains financial statements for the fiscal year ended December 31, 2017, is being mailed to you concurrently with the mailing of this proxy statement.  To access our annual report, go to the “Investor Relations—Financial Information” page on our website, and then click on “Annual Reports”.  You may also read and copy any document we file at the Public Reference Room of the Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, DC 20549. Call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, documents we file with the SEC are available at a website maintained by the SEC at http://www.sec.gov. Our annual report and our Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board currently consists of seven members each serving for a term of one year and until their successors are duly elected and qualified. Pursuant to our charter, our directors will be elected annually by our stockholders to serve until the next annual meeting and until their successors are duly elected and qualified. Our bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law which is one and, except as set forth in our charter and our bylaws, more than 15.

At the 2018 annual meeting, all of the directors will be elected to serve until the 2019 annual meeting and until their successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead to serve as directors. Each of these nominees is a current director of the Company and has consented to being named in this proxy statement. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.

We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote “FOR” each of its director nominees.

Information Regarding the Director Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the 2018 annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

Name	Age	Position
William C. Trimble, III	56	Chief Executive Officer, President and Director
Darrell W. Crate	51	Chairman of the Board of Directors
Michael P. Ibe	71	Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
William H. Binnie	60	Lead Independent Director*
Cynthia A. Fisher	57	Director*
Emil W. Henry, Jr.	57	Director*
James E. Mead	58	Director*
*	We have determined that these directors qualify as “independent” under the standards of the NYSE and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

William C. Trimble, III, 56, serves as our Chief Executive Officer, President and a director. Mr. Trimble co-founded Easterly Partners, LLC and had been its chief executive officer and managing partner from August 2011 until our initial public offering completed in February 2015. Prior to joining Easterly Partners, LLC, Mr. Trimble served from April 2009 to August 2011 as the chief operating officer and as a member of the Investment Committee of PRP,

LLC, an investment management firm that managed funds that invested in properties leased to the U.S. General Services Administration, or GSA. Mr. Trimble also spent ten years as head of client relations for Red Comb, LLC, a Baltimore, Maryland-based asset management firm specializing in domestic, small capitalization equity securities. Mr. Trimble previously spent five years as head of marketing and a member of the Investment Committee of Winston Capital Management in McLean, Virginia. In 1994, he co-founded the Winston Growth Fund, a long-short equity fund of funds. Mr. Trimble’s board memberships presently include serving as chairman of the board of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, and as a member of the boards of Bessemer Securities Corporation and The Bessemer Trust Company, N.A. Mr. Trimble earned his MBA and BA from Duke University.

Darrell W. Crate, 51, serves as Chairman of the Board. Since June 2011, Mr. Crate has served as managing partner of Easterly Capital, LLC, a firm he founded in September 2009 to make personal private equity investments and as chairman of the board of Easterly Acquisition Corp, a NASDAQ listed company, since July, 2015. Mr. Crate has also served as managing principal of Easterly, LLC since 2016. Easterly, LLC was established to make permanent capital investments on behalf of institutional clients with a focus on the commercialization of fast growing, non-bank finance and asset management companies. Prior to the completion of our initial public offering, Mr. Crate also served as a managing partner and member of the Investment Committee of Easterly Partners, LLC, which he co-founded as a portfolio company of Easterly Capital, LLC. From 1998 to May 2011, Mr. Crate served as the chief financial officer of Affiliated Managers Group, Inc., a publicly-traded asset management holding company. Mr. Crate was previously a managing director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate’s board memberships presently include serving as a member of the executive committee of the board of trustees of Bates College, as the vice chairman of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, and as the treasurer of the International Yacht Restoration School. Mr. Crate is also on the advisory board of the Robert F. Kennedy Children’s Action Corps, an organization that advocates for children encumbered in the juvenile justice system. Mr. Crate earned his MBA from Columbia Business School and his BA from Bates College.

Michael P. Ibe, 71, serves as our Executive Vice President - Development and Acquisitions and as Vice Chairman of the Board. Mr. Ibe co-founded Western Devcon, Inc. in 1987 and has since then served as president, where he has been primarily responsible for all phases of acquisition and development in each endeavor, including build-to-suit GSA-leased properties of Western Devcon, Inc. and its affiliates. His experience related to construction dates back to 1980, when he served as vice president of construction at Ibe Investments, a family-owned real estate company specializing in high-density residential developments in Phoenix, Arizona and luxury single-family developments in San Diego, California. From 1970 to 1980, Mr. Ibe served as a contract administrator and later a vice president and general manager, of Lampco Industries, a San Diego, California manufacturer of precision components for jet engines and nuclear reactors. Mr. Ibe attended Mesa College and San Diego State University.

William H. Binnie, 60, is the Lead Independent Director. Since 1996, Mr. Binnie has served as president and chief executive officer of Carlisle Capital Corporation, a private investment and management company with a focus on media and real estate businesses. Mr. Binnie served as chairman of the board, founder and chief executive officer of Carlisle Plastics, Inc., a NYSE listed company that was a consumer company producing products made from plastic, from 1984 until its acquisition by Tyco International Ltd. in 1996. Mr. Binnie is the chairman of NH1 News as well as president of 19 radio stations and 3 television stations in the Carlisle Media organization. Mr. Binnie was also a candidate for the U.S. Senate from New Hampshire in 2010. Mr. Binnie currently serves as the chairman of the board of directors of Sturbridge Yankee Workshop, Inc., a mail order company specializing in furniture and consumer products for the home based in Portland, Maine. Mr. Binnie earned his MBA from Harvard Business School and his AB from Harvard University and is a former member of the Board of Overseers of Harvard University.

Cynthia A. Fisher, 57, is a director. In 2011, Ms. Fisher founded, and currently serves as managing director of, WaterRev, LLC, an investment company focused on innovative technology companies that enable sustainable practices of water use. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as chief executive officer of ViaCord, Inc. from 1993 to 2000. In 2000, she founded ViaCell, Inc., a cellular medicines company and successor to ViaCord, Inc. which went public in 2005. Ms. Fisher served as ViaCell, Inc.’s president from 2000 to 2001 and as a member of its board of directors until 2002. Since 2005, Ms. Fisher has been a private independent investor and consultant to various corporate boards and executive management teams. Ms. Fisher serves on the board of directors of The Boston Beer Company, Inc., a NYSE listed company.  She also serves as co-founder and chairman of FitMoney, Inc. and as a director on the boards of Water.org and the National Park Foundation.  Ms. Fisher is the appointee of the Speaker of the U.S. House of Representatives to the Health Information Technology Advisory Committee and an advisor on the Harvard Medical School Discovery Advisory Council.  Ms. Fisher earned her MBA from Harvard University and an Honorary Doctorate of Science as well as her BS in biophysics from Ursinus College.

Emil W. Henry, Jr., 57, is a director. Mr. Henry is a former Assistant Secretary of the U.S. Treasury for Financial Institutions and currently is the chief executive officer of Tiger Infrastructure Partners, a private equity firm he founded that is focused on infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners in 2009, Mr. Henry was head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw infrastructure investments. In 2005, Mr. Henry was appointed Assistant Secretary of the U.S. Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the U.S. Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as chairman of asset management and managing director, and where he oversaw the firm’s investment activities. Before attending business school, Mr. Henry was a member of the principal investing arm of Morgan Stanley, where he was involved in the execution of leveraged buyouts on the firm’s behalf. Mr. Henry’s board memberships presently include StoneCastle Financial Corp, a NASDAQ listed company, as well as the boards of a number of private portfolio investments of Tiger Infrastructure Partners. He is also a member of the Council on Foreign Relations. Mr. Henry earned his MBA from Harvard Business School and his BA in Economics from Yale University.

James E. Mead, 58, is a director. Since July 2017, Mr. Mead has served as the chief financial officer of Alexander & Baldwin, Inc., a NYSE listed REIT and the largest grocery anchored retail owner and fourth largest private land owner in Hawaii, where he is responsible for financial operations, technology and certain administrative functions. Before joining Alexander & Baldwin, Inc., from 2010 until 2015, Mr. Mead served as the executive vice president and chief financial officer of SL Green Realty Corp., a NYSE listed REIT, where he was responsible for finance, capital markets, investor relations and administration. Before joining SL Green Realty Corp., from 2004 to 2010, Mr. Mead was executive vice president and chief financial officer of Strategic Hotels & Resorts, Inc., a NYSE listed hotel REIT with properties in the United States, Mexico and Europe, where he directed strategic planning and was responsible for debt and equity financing activities, investor relations, accounting, and domestic and international tax. From 1993 until 1999, Mr. Mead was at the California-based apartment REIT, Irvine Apartment Communities, Inc., where in addition to his responsibilities as chief financial officer, he headed the company’s property management division. Mr. Mead also worked as head of capital markets for The Irvine Company, a 150 year-old California land development company, where he directed the initial public offering of Irvine Apartment Communities, Inc., an affiliate of The Irvine Company. Mr. Mead previously worked at JP Morgan in investment banking in New York. Mr. Mead presently serves on the board of advisors of Tulane University’s School of Science and Engineering. Mr. Mead earned his MBA from the University of Virginia Colgate Darden School of Business Administration and his BSE from Tulane University.

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Meghan G. Baivier	38	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Alison M. Bernard	32	Executive Vice President and Chief Accounting Officer
Ronald E. Kendall	63	Executive Vice President - Government Relations

Meghan G. Baivier, 38, serves as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Ms. Baivier has served as our Executive Vice President and Chief Operating Officer since joining our company in May 2015 and as our Chief Financial Officer since March 2016. Prior to joining our company, Ms. Baivier served as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group, from August 2010 to April 2015, where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Since July 2017, Ms. Baivier has served as a director of Sun Communities, Inc., a NYSE listed REIT.  Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.

Alison M. Bernard, 32, serves as our Executive Vice President and Chief Accounting Officer. Ms. Bernard served as our Chief Financial Officer from our initial public offering in February 2015 to March 2016, when she transitioned to our Chief Accounting Officer. Ms. Bernard previously was chief financial officer of Easterly Capital, LLC since December 2011 and of Easterly Partners, LLC since April 2012. Prior to that, Ms. Bernard was a financial professional at Summit Partners, a growth equity investment firm, in the General Partner Services Group from February 2011 to December 2011. Ms. Bernard was also previously employed by PricewaterhouseCoopers LLP, a global professional services firm, where she performed a broad range of audit functions in the assurance practice from August 2008 through February 2011. Ms. Bernard earned her MS from Boston College and her BA from the College of the Holy Cross. Ms. Bernard is also a licensed CPA.

Ronald E. Kendall, 63, serves as our Executive Vice President - Government Relations. From February 2011 until he joined our company in February 2015, Mr. Kendall served as president of Ron Kendall & Associates, a company that provided strategic and tactical consulting to organizations pursuing or renewing federal real estate contracts. From March 2010 to January 2011, Mr. Kendall was staff director of the Transportation and Infrastructure Committee at the U.S. House of Representatives, Subcommittee on Economic Development, Public Buildings and Emergency Management within the Transportation and Infrastructure Committee. Prior to that, Mr. Kendall served as the director of facilities planning and special assistant to the assistant director for Facilities and Security of the Administrative Office of the Courts from August 2005 to March 2010. From 1978 to 2004, Mr. Kendall worked in the GSA Public Buildings Service, in a variety of positions, including leasing chief in the National Capital Region, chief asset officer, and director of national leasing policy. Mr. Kendall is a member of the board of directors of the Woodside Child Care Association, and of the National Federal Development Association. He also serves as a contributing editor of The Journal of Government Real Estate. Mr. Kendall earned his MPA from American University and his BA from the University of Rochester.

Director Independence

The Board has determined that each of the following, constituting a majority of the Board, is an “independent director” as defined by the NYSE rules: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr., and James E. Mead. Our independent directors meet regularly in executive sessions without the presence of our executive officers and non-independent directors.

The Board and its Committees

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees currently is composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.easterlyreit.com under the “Investor Relations—Corporate Governance—Governance Guidelines” section. Additionally, the Board may from time to time establish certain other committees to facilitate the management of our company. The Board held seven meetings in 2017. Our Audit Committee met four times in 2017. Our Compensation Committee met five times in 2017. Our Nominating and Corporate Governance Committee met four times in 2017. Each of our directors attended 100% of the aggregate of (i) the number of the meetings of the Board which were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee.

Audit Committee

Our Audit Committee consists of three of our directors, each of whom is an independent director. The chairman of our Audit Committee, Mr. Mead, qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the performance of our internal audit function; and
•	our overall risk assessment and management.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee report. Mr. Mead is the chair and Ms. Fisher and Mr. Henry serve as members of the Audit Committee.

Compensation Committee

Our Compensation Committee consists of four of our directors, each of whom is an independent director. We have a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Mr. Binnie is the chair and Ms. Fisher, Mr. Henry and Mr. Mead serve as members of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three of our directors, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board;
•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	annually reviewing and making recommendations to the Board regarding revisions to the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

Ms. Fisher is the chair and Mr. Binnie and Mr. Henry serve as members of the Nominating and Corporate Governance Committee.

Board and Committee Composition

The composition of the Board and each of the committees of the Board reflect a diversity of experiences, qualifications and skills.  The median age of our director nominees is 57 and 25% of our independent director nominees are female. Key attributes that led the Nominating and Corporate Governance Committee to recommend the nominees for election as directors are highlighted below and described in greater detail under the heading “—Information Regarding the Director Nominees.

Director Compensation

In 2017, we paid to each of our non-employee directors an annual retainer equal to approximately $149,997, consisting of $75,000 payable in equal bi-annual cash installments and a grant of shares of restricted stock having a value of $74,997 following the 2017 annual meeting. We also reimbursed each of our directors for travel expenses incurred in connection with his or her attendance at full Board and committee meetings.

In order to encourage our non-employee directors to acquire a significant equity stake in us and to further align our non-employee directors and stockholders, we intend to grant each of our non-employee directors at the 2018 annual stockholder meeting shares of restricted common stock under our 2015 Equity Incentive Plan with a value of approximately $100,000 which will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting.

Directors of our company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2017:

Director	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
William H. Binnie	75,000	74,997	149,997
Cynthia A. Fisher	75,000	74,997	149,997
Emil W. Henry, Jr.	75,000	74,997	149,997
James E. Mead	75,000	74,997	149,997

(1)

In connection with our 2017 annual stockholder meeting, we granted 3,805 shares of restricted common stock to each of our non-employee directors pursuant to our 2015 Equity Incentive Plan. Such awards will vest upon the earlier of the anniversary of the date of grant or the next annual stockholder meeting. Amounts shown reflect the aggregate grant date fair value of shares of restricted stock issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718, disregarding the estimate of forfeitures.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(2) of the Exchange Act enables our stockholders to vote on a non-binding advisory basis on how frequently we will submit “say-on-pay” proposals, similar to Proposal 2, to our stockholders in the future. Our stockholders have the following three alternatives to choose from: (1) every year (“1 YEAR” on the proxy card), (2) every two years (“2 YEARS” on the proxy card) or (3) every three years (“3 YEARS” on the proxy card). In addition, our stockholders may choose to abstain from voting on this proposal.

The Board believes that, of the three choices, submitting a non-binding advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the Compensation Committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the Compensation Committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

The votes that are the subject of this proposal are all non-binding advisory votes, and therefore will not have any binding legal effect on the Company or the Board. However, the Board does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

The Board unanimously recommends a vote for EVERY 1 YEAR (“1 YEAR” on the proxy card) as the frequency for future non-binding advisory votes on the compensation of our named executive officers.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the 2018 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires, and will be available to respond to appropriate questions.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

Audit and Non-Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the indicated services for the years ended December 31, 2017 and 2016 were as follows:

	2017 ($)	2016 ($)
Audit fees (1)	835,300	735,633
Audit related fees (2)	125,000	45,000
Tax fees (3)	286,950	198,633
All other fees (4)	1,904	1,800
Total	1,249,154	981,066

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for professional services performed by PricewaterhouseCoopers LLP related to SX Rule 3-14 audits in connection with acquisitions.
(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for subscription access to an accounting and auditing research library.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee, or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of Easterly Government Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2017 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Easterly Government Properties, Inc. for the fiscal year ended December 31, 2017;
2.

the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by Auditing Standard No. 1301, “Communications with audit committees,” as adopted by the Public Company Accounting Oversight Board; and

3.

the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Submitted by our Audit Committee

James E. Mead (Chairman)
Cynthia A. Fisher
Emil W. Henry, Jr.

CORPORATE GOVERNANCE MATTERS

We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investor Relations—Corporate Governance—Governance Guidelines” section of our website at www.easterlyreit.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, and Corporate Governance Guidelines by directing your request in writing to Easterly Government Properties, Inc., 2101 L Street NW Suite 650, Washington, DC 20037, Attention: Investor Relations. Additional information relating to the corporate governance of the Company also is included in other sections of this proxy statement.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	The Board is not staggered, meaning that each of our directors is subject to re-election annually;
•	a majority of our directors are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;
•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;
•

we have opted out of the business combination and control share acquisition provisions of the Maryland General Corporation Law, or MGCL, and certain provisions of Title 3, Subtitle 8 of the MGCL, each of which we may not opt in to without stockholder approval;

•

we do not have a stockholder rights plan and, in the future, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we then submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate; and

•

we have entered into a director nomination agreement, which is described in more detail under “Certain Relationships and Related Transactions—Director Nomination Agreement,” pursuant to which Michael P. Ibe will have the right to nominate one member of the Board and the right to designate one Board observer who may attend meetings of the Board for so long as he owns shares of our common stock and limited partnership interests, or common units, in Easterly Government Properties LP, our operating partnership, representing at least 10% of our common stock on a fully diluted basis.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

The Board has determined that each of our current directors, except for Messrs. Crate, Trimble and Ibe, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Furthermore, the Board has determined that each of the members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Business Conduct and Ethics.

We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics is posted on the “Investor Relations—Corporate Governance—Governance Guidelines” section of our website at www.easterlyreit.com. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics that apply to any of our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Audit Committee Financial Expert

The Board has determined that James E. Mead qualifies as an “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Board’s Lead Independent Director. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: William H. Binnie, Lead Independent Director, Easterly Government Properties, Inc., c/o Executive Vice President, Chief Financial Officer and Chief Operating Officer, 2101 L Street NW, Suite 650, Washington, D.C. 20037, Email: leadindependentdirector@easterlyreit.com. Under the Company’s stockholder communications policy, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer acts as agent for the Lead Independent Director in facilitating direct communications to the non-employee directors, forwarding such communications to the Lead Independent Director. Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Director Attendance at Annual Meetings

Two directors attended last year’s annual meeting in person. Under a policy adopted by the Board in February 2018, all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the

Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, (iii) is well regarded in the community and must have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its audit, compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors, and (iii) at least one member of the audit committee will have accounting or related financial management expertise.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate or government-leasing industry, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. No director candidates were recommended by our stockholders for election at the 2018 annual meeting.

Board Leadership Structure

The Board currently is comprised of four independent and three non-independent directors. Darrell W. Crate serves as Chairman of the Board and Michael P. Ibe serves as Vice Chairman of the Board. The Board has appointed William H. Binnie, one of the independent directors, to serve as Lead Independent Director. We believe that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Lead Independent Director, will benefit the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership.

The Lead Independent Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman and Vice Chairman are not present, including executive sessions of independent directors;
•	serving as liaison between the Chairman and the independent directors;
•	approving information sent to the Board;
•	approving Board meeting agendas;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

We believe that the Lead Independent Director is an integral part of the Board’s structure that promotes strong, independent oversight of our management and affairs.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the independent directors to meet at regularly scheduled executive sessions without management participation and at least once each year. The Lead Independent Director presides at those meetings. In accordance with such requirement, our independent directors meet in executive sessions from time to time on such a basis.

Anti-Hedging and Anti-Pledging Policy

Under our policies, no executive or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, unless such transaction has been approved by the Nominating and Corporate Governance Committee. None of our executives have engaged in any hedging transactions with respect to our stock.

We also have an anti-pledging policy whereby no executive or director may pledge Company securities or securities convertible into Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.  Since its inception, the Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-pledging policy.

Prior to our initial public offering, our Chairman and Vice Chairman were granted limited contractual rights to pledge the common units they received in exchange for the properties and entities contributed at the time of our initial public offering.  The grant of these rights was an integral part of the agreements entered into as part of our formation and our initial public offering and necessary to secure the properties comprising our initial portfolio.  These rights are contractually fixed and pre-date the appointment of any of the members of our existing Nominating and Corporate Governance Committee and the implementation of our corporate governance policies. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”

Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. Our other committees of the Board also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the following individuals who served as our chief executive officer and chief financial officer during 2017 and the other three most highly-compensated executive officers as of the end of 2017, as determined in accordance with applicable SEC rules, are collectively referred to as our named executive officers.

Named Executive Officer	Title
William C. Trimble, III	Chief Executive Officer, President and Director
Meghan G. Baivier	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Darrell W. Crate	Chairman of the Board of Directors
Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
Alison M. Bernard	Executive Vice President and Chief Accounting Officer

Exit from Emerging Growth Company Status

During 2017, we became a large accelerated filer and exited “emerging growth company” status as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As such, we are required to provide expanded and enhanced disclosure in our proxy statement, including this Compensation Discussion and Analysis and certain additional disclosure tables and associated footnotes. In addition, our stockholders will have their first opportunity to cast an advisory vote to approve the compensation of our named executive officers, as described in this proxy statement (see Proposal 2 contained in this proxy statement) and an advisory vote on the frequency of stockholder advisory votes to approve our named executive officer compensation (see Proposal 3 contained in this proxy statement).

2017 Business Highlights

From our initial public offering in February 2015 through the end of fiscal year 2017, we have focused on delivering strong strategic, financial and operating results with the goal of generating attractive risk-adjusted returns for our stockholders over the long-term. Compensation decisions made by the Compensation Committee have reflected our high level of achievement overall with respect to (i) the contributions of our named executive officers to our financial and operating performance and (ii) pre-established performance measures and goals under our incentive cash bonus program and our long-term equity incentive plan.

Returns to Stockholders. Over the three-year period beginning with our initial public offering in February 2015, our total shareholder return (“TSR”) has significantly out-performed the total returns of various indices including the Russell 2000 Index and the FTSE NAREIT Equity REITs Index. The FTSE NAREIT Equity REITs Index represents performance of all publicly-traded US Equity REITs not designated as Timber REITs or Infrastructure REITs.  The following illustration compares our cumulative TSR against the Russell 2000 Index and the FTSE NAREIT Equity REITs Index from February 5, 2015 (the first trading day of shares of our common stock) through December 31, 2017 and assumes the reinvestment of all dividends.

Total Shareholder Return (TSR) since IPO

Financial and Operating Performance.  In 2017, our executive team focused on the disciplined execution of our business strategy. Our Company's fiscal year 2017 accomplishments, guided by our named executive officers, illustrate this focus.

2017 Financial and Operational Accomplishments

•

Acquisition Activity: In 2017, we completed the acquisition of four operating properties with an aggregate purchase price of approximately $385 million, including a 327,614-square foot Department of Veterans Affairs (VA) ambulatory care center in Loma Linda, California (“VA - Loma Linda”), a 169,542-square foot Federal Bureau of Investigations (FBI) field office in Salt Lake City, UT (“FBI - Salt Lake City), a 75,000-square foot Occupational Safety and Health Administration (OSHA) property in Sandy, UT (“OSHA - Sandy”), and an 86,363-square foot VA outpatient clinic in Mishawaka, IN (“VA - South Bend”);

•

Development Activity: In 2017, we were awarded the lease for the development of a 53,120-square foot Food and Drug Administration (FDA) laboratory in Lenexa, Kansas (“FDA - Lenexa”) and we acquired the rights to a lease for the redevelopment of a 210,373 Federal Emergency Management Agency (FEMA) facility in Tracy, California (“FEMA - Tracy”);

•

Financial Results: For the year ended December 31, 2017, we achieved Net income of $5.4 million, or $0.11 per share on a fully diluted basis and Funds from Operations (“FFO”) of $60.6 million, or $1.26 per share on a fully diluted basis(1);

•

Portfolio: As of December 31, 2017, we wholly owned 46 operating properties, encompassing approximately 3.7 million square feet in the aggregate, including 44 operating properties that were leased primarily to U.S. Government tenant agencies and two properties that were entirely leased to private tenants. As of December 31, 2017, the portfolio had an average age of 12.1 years, was 100% leased, and had a weighted average remaining lease term of 7.0 years;

•

Balance Sheet and Capital Markets Activities: During 2017, we completed a number of transactions that have provided us with the resources, financial flexibility and capacity to support the growth of our business including the completion of:

o

an underwritten public offering on a forward basis of an aggregate of 4,945,000 shares of the Company’s common stock, including 645,000 shares sold pursuant the underwriters exercise in full of their option to purchase additional shares;

o

a $175.0 million private placement of senior unsecured notes, with a weighted average maturity of 11.4 years and a weighted average interest rate of 4.12%, comprised of three tranches: $95.0 million 4.05% senior notes due May 25, 2027; $50.0 million 4.15% senior notes due May 25, 2029; and $30.0 million 4.30% senior notes due May 25, 2032; and

o	a $127.5 million, 10-year, non-amortizing mortgage loan with a fixed interest rate of 3.59% per annum, which is secured by VA - Loma Linda;

•	Dividends: We declared aggregate quarterly dividends of $1.02 per share of common stock for the year ended December 31, 2017.

(1)	Refer to Appendix A to this proxy statement for reconciliation and other information regarding FFO and FFO per share on a fully diluted basis for the fiscal year ended December 31, 2017.

Overview of Compensation Philosophy & Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executive officers while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. Our executive compensation programs are designed to:

➢	attract and retain talented and experienced executives in our industry;

➢	motivate our executives whose knowledge, skills and performance are critical to our success;

➢	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

➢	encourage our executive officers to achieve meaningful levels of ownership of our stock.

We believe our executive compensation programs are effectively designed and work in alignment with the interests of our stockholders with a number of key features including:

Roles of the Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our executive compensation programs are administered by the Compensation Committee of the Board.  The members of the Compensation Committee are:  William H. Binnie (Chair), Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead, each of whom is “independent” under the independence standards of the NYSE.   The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, the Compensation Committee oversees and administers our 2015 Equity Incentive Plan.

Compensation Consultant

For 2017, the Compensation Committee engaged the services of FPL Associates L.P. (“FPL”) as its independent outside compensation consultant. All executive compensation services provided by FPL were conducted under the direction or authority of the Compensation Committee, and all work performed by FPL was pre-approved by the Compensation Committee. Neither FPL nor any of its affiliates maintains any other direct or indirect business relationships with the Company or our executive officers. As requested by the Compensation Committee, in 2017, FPL’s services to the Compensation Committee included preparing analyses of executive compensation levels as compared to a peer group and recommending changes to our executive compensation programs, including with respect to our new 2018 long-term incentive awards.

Management

Our Chairman and our Chief Executive Officer attend Compensation Committee meetings, provide information as to the individual performance of the other executive officers and make annual recommendations to the Compensation Committee of appropriate compensation levels for all executive officers other than themselves. Nonetheless, all components of our executive officers’ compensation must be approved by the Compensation Committee in its sole discretion.

Peer Group

The Compensation Committee, in consultation with FPL, regularly reviews the compensation practices of a group of our peer companies, consisting of public company REITs that are similar in size to us, defined by total capitalization, and/or are still relatively young in their public company growth stage.  For 2017, our peer group consisted of the following public company REITs:

Company	Equity Market Capitalization ($ millions) (1)	Total Capitalization ($ millions) (1)	Company Size as a Multiple of Easterly (as defined by Total Capitalization)
Agree Realty Corporation	1,520.7	2,005.6	1.2x
Armada Hoffler Properties, Inc.	975.0	1,463.6	0.9
CareTrust REIT, Inc.	1,272.5	1,761.2	1.1
Cedar Realty Trust, Inc.	557.3	1,345.5	0.8
Chatham Lodging Trust	1,032.7	1,634.9	1.0
Getty Realty Corp.	1,075.8	1,394.8	0.9
Hersha Hospitality Trust	780.1	2,230.8	1.4
Terreno Realty Corporation	1,912.6	2,374.5	1.5
Tier REIT, Inc.	975.5	1,758.6	1.1
Urstadt Biddle Properties Inc.	810.1	1,382.6	0.8
Whitestone REIT	570.2	1,232.7	0.8

(1)	Total equity market capitalization and total capitalization numbers as of December 31, 2017. (Source: SNL Financial)

FPL provides market data and practices of our peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPL provides information regarding the design and levels of compensation paid by our peers and overall advice to determine the appropriate structure of our executive compensation programs.

For purposes of determining the overall level of our named executive officers’ compensation (i.e., base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both the total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. Each named executive officer’s target compensation, however, is not mechanically established as a particular percentage of the peer group. The Compensation Committee also takes into account the named executive officer’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance as well as market data.

Overall, FPL determined that our executive compensation programs, as structured, are competitive relative to our peers. Based upon the review of peer group compensation levels, and general industry compensation levels, the Compensation Committee believes that the value and design of our executive compensation programs are appropriate for a company of our size, structure and business.

Elements of The Compensation Program

We have designed our executive compensation programs to include three principal elements – base salary, annual incentive cash bonus and long-term equity incentives, in the form of performance-based long-term incentive units in our operating partnership, or LTIP units, which are integrated into the compensation programs and are intended to achieve different objectives.  We believe that an emphasis on incentive compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of both long-term value and short-term results, and encourages prudent evaluation of risks.

The following graphics illustrate the mix among base salary, annual incentive cash bonus compensation and long-term equity incentive compensation for our Chief Executive Officer and each of our other named executive officers as a percentage of his or her total compensation for 2017.

CEO Total Compensation (1) Other NEO Total Compensation (1)

(1)

As no long-term equity incentive grants were awarded in 2017, the long-term equity incentive compensation component of the pay mix illustrations is based on the grant date fair value of LTIP units granted to our Chief Executive Officer and other named executive officers in 2015 and 2016 calculated on an annualized basis over the course of the performance period from February 2015 through December, 2017. For more information see “—Long-Term Equity Incentive Compensation.”

Base Salary

The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance within the overall executive compensation program.  Base salaries are reviewed annually by the Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

Based on market data provided by FPL, we concluded that 2016 base salaries for our named executive officers were not consistent with compensation paid to corporate officers with similar responsibilities within our peer group.  Accordingly, we adjusted the base salaries paid to our named executed officers in 2017, as shown below, to reflect an increase in base salaries from the 6th percentile of our peer group in 2016 to the 35th percentile of our per group in 2017.  Even with these meaningful adjustments, our 2017 base salaries were well below the median of base salaries paid to named executive officers within our peer group.

	Base Salary ($)
Named Executive Officer	2017	2016
William C. Trimble, III	450,000	351,346
Meghan G. Baivier	350,000	301,154
Michael P. Ibe	275,000	200,769
Darrell W. Crate	275,000	200,769
Alison M. Bernard	200,000	175,673

Annual Incentive Cash Bonus

Annual incentive cash bonuses are designed to reward our named executive officers for strong financial, operational and individual performance. We expect that eligibility to receive these cash bonuses will incentivize our named executive officers to strive to attain Company and/or individual performance goals that further our interests and the interests of our stockholders.

Since our initial public offering in February 2015, the design of our annual incentive cash bonus program has evolved from a program based on a purely subjective assessment of Company and individual performance to a program based on the attainment of quantifiable Company performance goals combined with a subjective assessment of each named executive officer’s individual performance. As part of this ongoing transition, the Compensation Committee awarded 2017 incentive cash bonuses to each of our named executive officers based 50% on the level of achievement of specific Company performance criteria and 50% on subjective individual performance criteria, as described in more detail below.

2016 Incentive Cash Bonus Awards. Following our first full year as a public company, the Compensation Committee conducted a comprehensive evaluation of corporate and individual performance for purposes of determining fiscal year 2016 incentive cash bonuses. The Compensation Committee’s review was based on an overall non-formulaic evaluation of the Company and individual performance in relation to market and operational objectives the Compensation Committee felt were most appropriate given the Company’s growth stage and relatively recent transition into the public arena, including the attainment of initial strategic corporate goals following our initial public offering. In addition, our Chief Executive Officer conducted a subjective assessment of each other named executive officer’s individual performance, which reflected each executive’s contribution to the achievement of the Company performance since our initial public offering. Similarly, the Compensation Committee conducted a subjective assessment of Mr. Trimble’s individual performance and contribution towards the achievement of the Company’s strategic corporate goals. Based upon the Compensation Committee’s evaluation, its general review of market compensation data as provided by FPL and the relative roles and responsibility of our named executive officers, the Compensation Committee approved incentive cash bonuses for the named executive officers for fiscal year 2016 at the levels shown in the table below.

2017 Incentive Cash Bonus Awards. Based on a review of our peer group and in consultation with FPL, the Compensation Committee established bonus compensation targets early in 2017.  For each of the named executive officers, target was set at an amount commensurate with such named executive officer’s 2016 incentive cash bonus award. Fifty percent of the bonus compensation target was based on the Company’s attainment of specific performance and strategic objectives tied to the Company’s FFO per share on a fully diluted basis initial guidance range for the full year 2017 and 50% of the bonus compensation target was based on a subjective evaluation of each named executive officer’s performance. Under the program, each of our named executive officers was eligible to earn up to a maximum of 150% of target.  Below is a comparison of the objective Company performance target ranges established by the Compensation Committee compared with our actual performance for the year-ended December 31, 2017.

Performance Criteria	Target Performance Range ($)	Actual 2017 Results ($)	Achieved?
FFO per share - fully diluted basis	1.24 - 1.28	1.26	Achieved
Acquisition Volume	150 - 200 million	385 million	Exceeded

The Compensation Committee determined it was appropriate to use 2017 FFO per share on a fully diluted basis as a performance measure, because FFO is widely viewed as a key metric that REIT investors closely monitor.  In addition, the Company considers FFO per share on a fully diluted basis to be a meaningful Company performance measurement because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of the Company’s assets.  FFO is defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The Compensation Committee determined that 2017 acquisition volume within our target market was also an appropriate performance measure to use, as external growth is an important component of our business strategy.

Based on the Company’s achievement of the midpoint of the target range for FFO per share on a fully diluted basis and notwithstanding the Company’s achievement of acquisition volume in excess of target, the Compensation Committee awarded each named executive officer 100% of the portion of the target incentive cash bonus award attributable to objective Company metrics.  With respect to the subjective component, the Compensation Committee evaluated Mr. Trimble’s performance and based on his contribution towards executing the Company’s overall strategic and business plans, motivating the executive and management team to achieve superior results and increasing investor outreach, approved his 2017 annual incentive cash bonus compensation in the amount set forth in the table below.  In addition, based on Mr. Trimble’s evaluation of each other named executive officer’s individual performance in the context of the Company’s overall outperformance on multiple goals in 2017, the Compensation Committee approved incentive cash bonus compensation to each of our named executive officers at or in excess of target as set forth below.

	Incentive Cash Bonus ($)
Named Executive Officer	2017 Earned	2016 Earned
William C. Trimble, III	825,000	750,000
Meghan G. Baivier	650,000	600,000
Michael P. Ibe	475,000	425,000
Darrell W. Crate	475,000	425,000
Alison M. Bernard	250,000	250,000

In 2018, the Compensation Committee intends to re-evaluate our incentive cash bonus program in the context of our overall executive compensation programs and philosophy, our strategic, financial and operational goals and long-term stockholder value.  The Compensation Committee expects that our annual incentive cash bonus program will continue to evolve with a greater focus on the achievement of pre-determined formulaic Company objectives and specific individual qualitative goals, each set early in a fiscal year with bonus awards to be paid once the results for the year have been finalized.

Long-Term Equity Incentive Compensation

The Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation.  Equity incentive awards encourage management to create stockholder value over the long-term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.  In 2015 and 2016, we granted our named executive officers equity grants in the form of performance-based LTIP unit awards.   Because these awards were designed to provide competitive levels of long-term compensation for a multi-year period following our initial public offering, no additional awards were made for 2017.

LTIP Units. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our 2015 Equity Incentive Plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Prior to the performance measurement date, LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

2015/2016 LTIP Unit Awards. We granted an aggregate of 857,000 LTIP units in May 2015 and an aggregate of 40,000 LTIP units in February 2016 to our named executive officers under our 2015 Equity Incentive Plan.  These awards were intended to enable our named executive officers to establish an initial meaningful equity stake in our Company that would be earned and vest over a period of years based on a combination of continued service and performance as measured by both absolute and relative performance objectives. The awards measured both the Company’s TSR performance on an annualized absolute basis (“Absolute TSR”) and the Company’s TSR performance on an annualized basis relative to the FTSE NAREIT Equity REIT Index (the “Index”) over the same performance period (“Relative TSR”) as interdependent measures in determining the attainment level of the Company’s earned LTIP unit awards. This approach required that we deliver a strong Absolute TSR to our stockholders in addition to emphasizing the importance of achieving strong TSR performance relative to a broad index of comparator companies. A maximum payout could only be achieved when we exceeded our goals in both absolute and relative terms.

The “Absolute TSR Performance” and “Relative TSR Performance” axes below, as well as the hypothetical example following the table, demonstrate the interdependence of the two metrics in determining the percentage of awarded LTIP units that would be earned following the end of the performance period. In the event that performance fell between two levels in the below chart, linear interpolation would be used to determine the number of LTIP units earned.

Absolute and Relative TSR Performance

Example: If our Relative TSR performance was equal to 105% of the Index and our Absolute TSR performance was equal to 8.0%, grantees would earn only half of the LTIP units awarded, well below the targeted award despite high relative TSR compared to the Index.

In light of the Company’s strong TSR performance, both in absolute and relative terms, since its initial public offering, our named executive officers earned the maximum payout with respect to the LTIP units awarded in 2015 and 2016. Under the terms of the awards, earned awards vested 50% on February 15, 2018 with the remaining 50% vesting on February 6, 2019, subject to the grantee’s continued employment. Additional information on LTIP units awarded to our named executive officers in 2016 and 2015 are set forth in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End 2016 Table below.

2018 Long-Term Incentive Awards. The Compensation Committee continually re-evaluates our executive compensation programs, including our long-term incentive awards, in light of our executive compensation objectives as well as prevailing compensation practices.  Based on these considerations as well as input provided by FPL, the Compensation Committee approved new performance-based LTIP unit awards for its executive officers in January 2018 in order to further align our long-term incentive compensation program with competitive market practices and support long-term stockholder value creation.  The 2018 grants are divided into three tranches, with the awards more heavily weighted on the third tranche, which has a three-year performance period. The first and second tranches have one-year and two-year performance periods, respectively. Each tranche is subject to separate performance- and service-based vesting conditions. The performance criteria for each tranche is based 75% on Absolute TSR and 25% on Relative TSR (compared to the Index described above) for the relevant performance period.  In future years, the Compensation Committee intends to transition to a long-term incentive program where all LTIP unit awards are subject to rolling multi-year performance periods.

The number of earned LTIP units will be determined by the Compensation Committee following the end of the applicable performance period in accordance with the following payout matrices:

LTIP Units Subject to Absolute TSR Performance(1) (75% of Total Grant)	LTIP Units Subject to Relative TSR Performance(1) (25% of Total Grant)

(1)

The LTIP units subject to Absolute TSR performance will be forfeited in their entirety if Absolute TSR is less than 4% and the LTIP units subject to Relative TSR will be forfeited in their entirety if the Relative TSR is equal to or less than 75% of the Index.   In the event that Absolute TSR or Relative TSR, as applicable, falls between two levels in the applicable chart above, linear interpolation will be used to determine the number of LTIP units earned.

Earned awards (if any) will vest 50% when earned and 50% will vest on the second, third or fourth anniversary of the grant for the tranches with one-, two- and three-year performance periods, respectively, subject to continued employment. Vesting will be accelerated in the event of a change in control, termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement. If there is a change in control prior to the first anniversary of the applicable grant date with respect to the tranches with two- or three-year performance periods or within six months of the grant with respect to the tranche subject to a one-year performance period, earned awards will be calculated based on TSR performance up to the date of the change in control.

Other Elements of Compensation

Employee Benefits and Perquisites. Our full-time employees are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance. Pursuant to the terms of their respective employment agreements, Mr. Trimble and Ms. Baivier are also entitled to certain perquisites. See “—Severance and Change in Control Benefits” below.

401(k) Plan. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Tax Considerations

Deductibility of Executive Compensation. Under Section 162(m) of the Code, a publicly held corporation may not deduct compensation of more than $1 million paid to any “covered employee” in any year. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the recently-exacted Tax Cuts and Jobs Act made certain changes to Section 162(m) of the Code.  Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.

We are continuing to assess the impact of Section 162(m) of the Code and the recent changes thereto on our compensation arrangements; however, we expect Section 162(m) to have limited impact on the Company for a number of reasons. First, as a newly public company, certain compensation payable by us to our executive officers during a transition period that may extend until the annual meeting of stockholders that occurs in the fourth calendar year after our initial public offering may be exempt from the cap on deduction imposed by Section 162(m) under a special transition rule provided by the regulations promulgated under Section 162(m). Second, based on our interpretation of certain private letter rulings, it is our position that compensation payable to our executive officers that is attributable to services for our operating partnership is not subject to Section 162(m) as our operating partnership is not a “publicly held corporation” within the meaning of Section 162(m). As a result, and based on the level of cash compensation expected to be payable to our executive officers, the possible loss of a U.S. federal tax deduction would not be expected to have a material impact on us. Accordingly, we do not expect Section 162(m) to have a significant impact on our Compensation Committee’s compensation decisions for our executive officers.

Section 409A of the Code. Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Standards

The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under the 2015 Equity Incentive Plan will be accounted for under ASC Topic 718.

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.

We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual incentive cash bonus and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

William H. Binnie (Chair)

Cynthia A. Fisher

Emil W. Henry, Jr.

James E. Mead

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers:

		Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Named Executive Officer and Principal Position	Year
William C. Trimble, III	2017	450,000	825,000	—	11,808	1,286,808
Chief Executive Officer	2016	351,346	750,000	—	3,823	1,105,169
and President	2015	223,077	250,000	2,921,790	2,427	3,397,294
Meghan G. Baivier	2017	350,000	650,000	—	11,731	1,011,731
Executive Vice President,	2016	301,154	600,000	566,000	6,473	1,473,627
Chief Financial Officer	2015	146,250	71,800	346,800	—	564,850
and Chief Operating
Officer
Michael P. Ibe	2017	275,000	475,000	—	11,317	761,317
Director, Vice Chairman	2016	200,769	425,000	—	6,023	631,792
of the Board of Directors	2015	111,538	125,000	1,950,750	6,764	2,194,052
And Executive Vice
President—Development and Acquisitions
Darrell W. Crate	2017	275,000	475,000	—	—	750,000
Chairman of the Board	2016	200,769	425,000	—	—	625,769
Of Directors	2015	111,538	125,000	1,950,750	—	2,187,288
Alison M. Bernard	2017	200,000	250,000	—	9,288	459,288
Executive Vice President	2016	175,673	250,000	—	6,219	431,892
and Chief Accounting	2015	111,538	125,000	260,100	9,404	506,042
Officer

(1)

Represents actual base salary earned by each named executive officer during the applicable year. For 2015, salary represents actual base salary commencing with the completion of our initial public offering on February 11, 2015.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Represents the grant date fair value of 2016 and 2015 performance-based LTIP unit awards, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-26 of our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

Represents the amounts we paid from February 11, 2015 through December 31, 2015 and during fiscal years 2016 and 2017 for matching 401(k) plan contributions for Mr. Trimble, Ms. Baivier, Mr. Ibe and Ms. Bernard. We have not included the value of perquisites and other personal benefits, as the value of such compensation for fiscal years 2016 and 2017 and the period February 11, 2015 through December 31, 2015 was less than $10,000 for each named executive officer.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of the fiscal year ended December 31, 2017.

	Equity Incentive Plan Awards
Named Executive Officer	Number of Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)
William C. Trimble, III	757,636	16,167,952
Meghan G. Baivier	177,339	3,784,414
Michael P. Ibe	505,840	10,794,626
Darrell W. Crate	505,840	10,794,626
Alison M. Bernard	67,445	1,439,276
(1)

Represents earned LTIP units pursuant to grants of LTIP units made to our named executive officers on May 6, 2015 and February 26, 2016. The performance period for these LTIP units ended on December 31, 2017 and our total return to stockholders over the performance period was sufficient for the grantees to earn the maximum number of LTIP units under the applicable awards.  Earned awards vested 50% on February 15, 2018 and 50% will vest on February 6, 2019, subject to the grantee’s continued employment with us.

(2)

The value of the awards represented in the table is based on a price per share or unit of $21.34, which was the closing price of our common stock on the NYSE as of December 29, 2017, the final trading day of 2017.

Grants of Plan-Based Awards Table

There were no grants of stock, options or any other plan-based awards made to any named executive officer during 2017.

Option Exercises and Stock Vested Table

There were no exercises of options, SARs or similar instruments, and no vesting of stock, including restricted stock, restricted stock units or similar instruments, by any named executive officer during 2017.

Severance and Change in Control Benefits

Employment Agreements

We entered into an employment agreement with Mr. Trimble, our Chief Executive Officer and President, in connection with our initial public offering in February 2015, and an employment agreement with Ms. Baivier, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, in May 2015.

The agreements with Mr. Trimble and Ms. Baivier each have a term of three years and will automatically extend for an additional one-year term at the expiration of the initial term and the anniversary of such initial term unless either party provides written notice of non-renewal no later than 180 days prior to the expiration of the initial term or the one-year extended term. Under the terms of agreements with Mr. Trimble and Ms. Baivier, they are entitled to receive a minimum annual base salary of $250,000 and $225,000, respectively.

Each employment agreement also provides for bonuses to be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of Mr. Trimble or Ms. Baivier, as applicable, or us as it deems relevant. The agreements also provide eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, the 2015 Equity Incentive Plan and 401(k) plan.

Pursuant to the terms of the employment agreements with Mr. Trimble and Ms. Baivier, upon termination of the executive’s employment by us without “cause” (as defined in the executive’s employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to six months of the executive’s base salary at the time of termination;
•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;
•	a lump sum cash payment equal to half of the annual premium payable by us for the executive’s health and dental insurance; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Neither of the employment agreements provide for any tax gross-ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of the executive’s employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Each employment agreement also provides that in the event the executive’s employment is terminated on account of death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under separate agreements, each of our named executive officers is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for twelve months after termination of employment. As Mr. Ibe currently resides in the State of California where, generally, noncompetition agreements are not enforceable, his agreement does not include a non-competition covenant following termination of his employment with us.

Pursuant to the terms of the LTIP awards outstanding as of December 31, 2017, vesting of LTIP units will be accelerated in the event of a termination of employment by us without cause, or termination of employment by the award recipient for good reason, death, disability or retirement. Vesting will also be accelerated in the event of a termination of employment by us without cause or termination of employment by the award recipient for good reason occurring in connection with or within 18 months after a change in control.

Potential Payments Upon Termination or Change in Control

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2017 (the closing price per share of our common stock was $21.34 as of December 29, 2017, the final trading day of 2017). The amounts in the tables below exclude payments that would be made for (i)

accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

	Without Cause / For Good Reason ($)	Death / Disability ($)	Change in Control (No Termination) ($)	Change in Control (Termination Without Cause / For Good Reason) ($)

Named Executive Officer

William C. Trimble, III
Bonus	750,000	825,000	—	750,000
Cash Severance	225,000	—	—	225,000
Performance LTIP Units(1)	16,167,952	16,167,952	16,167,952	16,167,952
Benefits Continuation	—	—	—	—
Total	17,142,952	16,992,952	16,167,952	17,142,952

Meghan G. Baivier
Bonus	600,000	650,000	—	600,000
Cash Severance	175,000	—	—	175,000
Performance LTIP Units(1)	3,784,414	3,784,414	3,784,414	3,784,414
Benefits Continuation	6,670	—	—	6,670
Total	4,566,084	4,434,414	3,784,414	4,566,084
Michael P. Ibe
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance LTIP Units(1)	10,794,626	10,794,626	10,794,626	10,794,626
Benefits Continuation	—	—	—	—
Total	10,794,626	10,794,626	10,794,626	10,794,626

Darrell W. Crate
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance LTIP Units(1)	10,794,626	10,794,626	10,794,626	10,794,626
Benefits Continuation	—	—	—	—
Total	10,794,626	10,794,626	10,794,626	10,794,626

Alison M. Bernard
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance LTIP Units(1)	1,439,276	1,439,276	1,439,276	1,439,276
Benefits Continuation	—	—	—	—
Total	1,439,276	1,439,276	1,439,276	1,439,276

(1)

In accordance with the terms of our LTIP unit awards outstanding as of December 31, 2017, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date. Any LTIP units earned upon a change in control will remain subject to time-based vesting but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason, the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us. Any LTIP units so earned will be fully vested.

Compensation Committee Interlocks and Insider Participation

During 2017, the following directors, all of whom are independent directors, served on the Compensation Committee: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our securities as of March 23, 2018, with respect to:

•	each of our directors;

•	each of our named executive officers;

•

each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and common units in our operating partnership; and

•	all of our directors and executive officers as a group.

Beneficial ownership of securities is determined under rules of the SEC and generally includes any securities over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and common units and LTIP units in our operating partnership shown as beneficially owned by them.

As of March 23, 2018, there were:

•	45,353,429 shares of our common stock outstanding;
•

8,268,084 common units of our operating partnership outstanding, excluding common units held by us, each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption); and

•

1,039,646 earned and vested LTIP units outstanding that were issued pursuant to our 2015 Equity Incentive Plan (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions), each of which, upon the satisfaction of certain conditions, is convertible into one common unit.

Unless otherwise indicated, all securities are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 2101 L Street NW, Suite 650, Washington, D.C. 20037.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentages of All Shares and Units(2)
5% Stockholders:
BlackRock, Inc.(3)	6,820,090	15.0%	6,820,090	12.5%
JPMorgan Chase & Co.(4)	4,306,789	9.5%	4,306,789	7.9%
Michael P. Ibe(5)	10,000	*	6,035,239	11.0%
The Vanguard Group(6)	5,213,502	11.5%	5,213,502	9.5%
Executive Officers, Directors:
William C Trimble, III(7)	81,713	*	498,490	*
Darrell W. Crate(8)	55,893	*	1,362,429	2.5%
Michael P. Ibe(5)	10,000	*	6,035,239	11.0%
Meghan G. Baivier(9)	—	*	88,669	*
Alison M. Bernard(10)	501	*	34,223	*
William H. Binnie(11)	14,503.75	*	14,503.75	*
Cynthia A. Fisher(11)(12)	84,051.75	*	84,051.75	*
Emil W. Henry, Jr..(11)	14,503.75	*	14,503.75	*
James E. Mead(11)(13)	36,503.75	*	36,503.75	*
All directors and named executive officers as a group (9 persons)	297,670	*	8,168,613	14.9%
*	Represents less than 1.0%
(1)

“Number of Shares Beneficially Owned” does not include shares of our common stock that may be acquired by redeeming common units in our operating partnership. “Number of Shares and Units Beneficially Owned”

includes all shares included in the column titled “Number of Shares Beneficially Owned” plus shares of our common stock that may be acquired by redeeming common units assuming that (i) all outstanding common units in our operating partnership are immediately redeemable/exchangeable, (ii) all outstanding vested LTIP units have been converted into an equal number of common units in our operating partnership (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) and (iii) all common units in our operating partnership have been exchanged for shares of our common stock.

(2)

As of March 23, 2018, 45,353,429 shares of our common stock, 8,268,084 common units (other than common units held by us) and 1,039,646 LTIP units were outstanding (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions). In calculating the percentage of outstanding shares of common stock and units held by each person, we assume that: (i) all outstanding vested LTIP units (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) held by all persons have been converted into an equal number of common units in our operating partnership, and (ii) all common units in our operating partnership held by all persons, other than us, have been exchanged for shares of our common stock.

(3)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. and certain of its affiliates with the SEC on January 9, 2018. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.  The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 6,672,053 shares of common stock and sole dispositive power with respect to 6,820,090 shares of common stock.

(4)

Based solely on information contained in a Schedule 13G/A filed by JPMorgan Chase & Co. and certain of its subsidiaries with the SEC on January 19, 2018. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10055. The Schedule 13G/A indicates that JPMorgan Chase & Co.  has sole voting power with respect to 4,297,747 shares of common stock and sole dispositive power with respect to 4,301,814 shares of common stock

(5)

Includes 252,920 vested LTIP units. Excludes 35,752 LTIP units that remain subject to performance-based vesting conditions and 252,920 LTIP units that remain subject to time-based vesting conditions. Also includes 5,759,819 common units that Mr. Ibe received in the formation transactions and 12,500 common units that Mr. Ibe received in exchange for the contribution of the DEA - Pleasanton property on October 21, 2015. These common units are held by Western Devcon, Inc. and West OP Holdings, LLC, each of which is wholly owned by Mr. Ibe. Includes 2,500,000 common units, which are pledged as collateral to secure a line of credit as permitted under the terms of a contractual right to pledge entered into by the Company and Mr. Ibe in connection with the formation transactions agreements entered into at the time of our initial public offering. The address for Western Devcon, Inc. and West OP Holdings, LLC is 10525 Vista Sorrento Parkway, Suite 110, San Diego, CA 92121.

(6)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group and certain of its subsidiaries with the SEC on February 9, 2018. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to 92,530 shares of common stock, shared voting power with respect to 62,018 shares of common stock, sole dispositive power with respect to 5,108,354 shares of common stock and shared dispositive power with respect to 105,148 shares of common stock. In addition, the number of shares reported as beneficially owned by The Vanguard Group, Inc. includes 2,621,066 shares, representing 5.8% of our outstanding shares of common stock, separately reported as beneficially owned by Vanguard Specialized Funds—Vanguard REIT Index Fund on a Schedule 13G/A filed with the SEC on February 2, 2018. The address of The Vanguard Group and Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)	Includes 378,818 vested LTIP units. Excludes 56,879 LTIP units that remain subject to performance-based vesting conditions and 378,818 LTIP units that remain subject to time-based vesting conditions.

(8)

Includes 252,920 vested LTIP units. Excludes 35,752 LTIP units that remain subject to performance-based vesting conditions and 252,920 LTIP units that remain subject to time-based vesting conditions.  Includes (i) 18,210 common units and 10,893 shares of common stock which Mr. Crate owns indirectly through Easterly Holdings II LLC, received in connection with the partial liquidation of certain funds that contributed properties at the time of our initial public offering, and (ii) 1,035,406 common units Mr. Crate owns indirectly through Easterly Capital, LLC, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge entered into by the Company and Mr. Crate in connection with certain formation transaction agreements entered into at the time of our initial public offering. The address for Easterly Capital, LLC is 138 Conant Street, Beverly, MA 01915.

(9)	Includes 88,669 vested LTIP units. Excludes 24,337 LTIP units that remain subject to performance-based vesting conditions and 88,670 LTIP units that remain subject to time-based vesting conditions.
(10)

Includes 33,722 vested LTIP units. Excludes 9,751 LTIP units that remain subject to performance-based vesting conditions and 33,723 LTIP units that remain subject to time-based vesting conditions. Includes 501 shares of common stock that Ms. Bernard received in connection with the partial liquidation of certain funds that contributed properties at the time of our initial public offering.

(11)	Includes 3,805 shares of restricted common stock granted to each of our non-employee directors under our 2015 Equity Incentive Plan which will vest upon our 2018 annual stockholder meeting.
(12)

Includes (i) 12,736 shares held by a pension of which Ms. Fisher is the administrator and holds a remainder interest (ii) 1,000 shares held by Ms. Fisher’s father, (iii) 5,712 shares held by a profit sharing trust of which Ms. Fisher is the administrator and holds a remainder interest, and (iv) 6,800 shares in accounts for her children where she serves as custodian.

(13)	Includes 32,698 shares that Mr. Mead owns through The Mead Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based on our records and other information, we believe all reporting persons filed all the applicable SEC reports required for 2017 within the required timeframe.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Partnership Agreement

In connection with the formation transactions and our initial public offering, we entered into an amended and restated partnership agreement of our operating partnership, which we refer to as the partnership agreement. The partnership agreement provides that Easterly Government Properties, Inc. may not transfer any of its interest in our operating partnership, withdraw as general partner of our operating partnership or consummate a fundamental transaction, including a merger, consolidation or sale of all or substantially all of its assets, subject to certain limited exceptions, without partnership approval, as such term is defined in the partnership agreement. Partnership approval is obtained when the sum of (a) the number of common units issued in the formation transactions and consenting to the transaction that are held by certain private investment funds that contributed assets in our initial public offering, or continuing investors, plus (b) the product of (x) the number of common units held by Easterly Government Properties, Inc. and its subsidiaries multiplied by (y) the percentage of the votes that were cast in favor of the transaction by the holders of shares of our common stock, exceeds 50% of the aggregate number of common units issued in the formation transactions and common units held by Easterly Government Properties, Inc. and its subsidiaries outstanding at such time. This right to vote by certain holders of common units on a transfer or assignment of Easterly Government Properties, Inc.’s interest in our operating partnership, withdrawal as general partner of our operating partnership, or consummation of a fundamental transaction will permanently terminate at such time as we own more than 85% of the aggregate of (a) the outstanding common units held by us and (b) the common units issued in the formation transactions that are held by our continuing investors and their respective affiliates and direct or indirect investors.

Our interest in our operating partnership generally entitles us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. We generally have the exclusive power under the partnership agreement to manage and conduct the business and affairs of our operating partnership, subject to certain approval and voting rights of the limited partners.

Employment Agreements

We entered into an employment agreement with Mr. Trimble on January 30, 2015 and an employment agreement with Ms. Baivier on May 12, 2015. These agreements provide certain benefits to Mr. Trimble and Ms. Baivier, as described under “Executive Compensation – Severance and Change in Control Benefits – Employment Agreements.”  We may enter into similar agreements with certain executive officers that we hire in the future.

Director Nomination Agreement

Concurrent with the formation transactions, we entered into a director nomination agreement with Michael P. Ibe providing Mr. Ibe with the right to designate one director to the Board and the right to designate one Board observer who may attend all meetings of the Board. This right will terminate at such time as Mr. Ibe or any entity controlled by Mr. Ibe owns an aggregate number of shares of our common stock and common units in our operating partnership representing less than 10% of the then outstanding shares of our common stock on a fully-diluted basis. Mr. Ibe is the current designee to the Board pursuant to the terms of the director nomination agreement.

Review and Approval of Future Transactions with Related Persons

The Board has approved a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. Under this policy all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than the affiliates of our predecessor, of more than 5% of a class of the company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 annual meeting must submit their proposals to us on or before December 10, 2018.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to the Secretary of the Company, at Easterly Government Properties, Inc., 2101 L Street NW, Suite 650, Washington, D.C. 20037. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

•	not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or

•

not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Easterly Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2019 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2018 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2019 annual meeting after November 10, 2018 and no later than 5:00 p.m., Eastern Time time, on December 10, 2018.

Attendance at the Meeting

All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Proxy Notice, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Proxy Notice, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request in writing to Easterly Government Properties, Inc., 2101 L Street NW, Suite 650, Washington, D.C. 20037, Attention: Investor Relations or by telephone at (202) 596-3947.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.
April 9, 2018

Appendix A

Non-GAAP Financial Measures

Funds From Operations

Funds from Operations (“FFO”) is a supplemental measure of our performance. We present FFO calculated in accordance with the current National Association of Real Estate Investment Trusts, or NAREIT, definition. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate investment trusts (“REITs”).

FFO is defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance, and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results.

FFO is presented as a supplemental financial measure and does not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO or use other definitions of FFO and, accordingly, our presentation of FFO may not be comparable to other REITs. Please refer to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2017, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

The following table sets forth a reconciliation of FFO and FFO per share on a fully diluted basis for the year ended December 31, 2017 (in thousands, except per share on a fully diluted basis):

Year Ended December 31, 2017 ($)
Net Income	5,389
Depreciation and amortization	54,873
Loss on the sale of operating property	310
Funds From Operations (FFO)	60,572
FFO, per share – fully diluted basis	1.26
Weighted average common shares outstanding – fully diluted basis	48,009,544

“Fully diluted basis” assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock units, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

A-1

EASTERLY GOVERNMENT PROPERTIES, INC. ANNUAL MEETING OF STOCKHOLDERS To be Held on May 8, 2018 This proxy is solicited by the Board of Directors   The undersigned hereby appoints William C. Trimble, III and Darrell W. Crate, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Easterly Government Properties, Inc. held of record by the undersigned on April 6, 2018, at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time on May 8, 2018, at 2101 L Street NW, Suite 650, Washington, D.C. 20037, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “For” all nominees for director, “For” the approval, on a non-binding advisory basis, of our named executive officer compensation, for every “1 Year” on the recommendation, on a non-binding advisory basis, of the frequency of named executive compensation votes, and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.    TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.    (Continued and to be signed on the reverse side)     ▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲             Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 8, 2018.  The Proxy Statement and our 2017 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2018

Please mark your votes like this ☒ The Board of Directors recommends you vote FOR all nominees listed: The Board of Directors recommends you vote FOR the following proposal:1. Election of Directors Nominees: FOR WITHHOLD   FOR ALL EXCEPT ☐☐☐2. Approval, on a non-binding advisory basis, of our named executive officer compensation. ☐ FOR ☐ AGAINST ☐ ABSTAIN The Board of Directors recommends you vote every 1 YEAR on the following(01) William C. Trimble, III(04) William H. Binnie(07) James E. Mead (02) Darrell W. Crate(05) Cynthia A. Fisher (03) Michael P. Ibe (06) Emil W. Henry, Jr. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) proposal: 3. Recommendation, on a non-binding advisory basis, of the frequency of named executive compensation votes. ☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN The Board of Directors   recommends   you vote FOR on the following proposal: 4. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. ☐ FOR ☐ AGAINST ☐ ABSTAIN  NOTE: At the discretion of such proxies on such other matters as may properly come before the meeting or any adjournment thereof. Please indicate if you plan to attend this meeting. Yes ☐ No ☐ Date Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ CONTROL NUMBER Signature (Joint Owners)   Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint  owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲ CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone  INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/DEA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.